Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-160765 and 333-150747) on Form S-8 of BCSB Bancorp, Inc. of our report dated December 28, 2012 relating to the consolidated financial statements as of September 30, 2012 of BCSB Bancorp, Inc., which appears in the 2012 Annual Report on Form 10-K.

/s/ Stegman and Company

Baltimore, Maryland

December 28, 2012